Exhibit 99.1

AUDACY SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING; EMERGES AS A GROWING, SCALED, MULTI-PLATFORM AUDIO LEADER WITH THE INDUSTRY’S STRONGEST BALANCE SHEET

Delivers Industry-Leading First Half Growth, Boosting Adjusted EBITDA by 128%

PHILADELPHIA, PA – September 30, 2024 – Audacy, Inc. (the “Company” or “Audacy”) announced today that it has successfully completed its financial restructuring, implementing a fully consensual, deleveraging transaction that equitized approximately $1.6 billion of funded debt, a reduction of 80% from approximately $1.9 billion to $350 million. The Company emerges as a healthy, scaled, multi-platform leader in the dynamic audio sector, with total net leverage of approximately 2.7x, differentiated by its #1 position in exclusive, premium audio content.

Audacy will continue to be led by David J. Field, its current President and CEO, and its existing management team. Field will also serve on the Company’s new Board of Directors.

“We are pleased to have successfully achieved all of our restructuring goals, emerging with an outstanding balance sheet, delivering industry-leading growth, serving our listeners and advertisers with excellence and honoring our commitments to employees and partners,” said David J. Field, President and CEO, Audacy. “Today, Audacy embarks on our next chapter, capitalizing on our position as a scaled, multi-platform audio leader, differentiated by our exclusive, premium audio content, including our unrivaled leadership in sports audio, powered by our industry-leading financial strength and focused on accelerating our innovation and digital transformation. We are maximizing a broad set of opportunities to further accelerate our growth for the benefit of Audacy and all of its stakeholders.”

Audacy has continued to steadfastly execute its transformation strategy, investing in talent, content, ad tech and its audio streaming platform to further enhance its competitive position and drive accelerated growth opportunities. The Company is delivering industry-leading top-line and bottom-line growth, driven by significant gains in revenue shares, accelerated digital revenue growth, sustained audience share gains and prudent expense reductions to enhance operating margins despite ongoing challenges in the traditional advertising market. In the first half of 2024, the Company delivered Adjusted EBITDA growth of 128%.

Audacy continues building and enhancing its exclusive, premium content offerings, reaching over 200 million monthly listeners. With a leading position in 45 of the largest U.S. markets, the Company boasts a robust portfolio of more than 220 local radio brands with premier and influential on-air talent. Audacy Podcasts delivers original award-winning hit shows, as well as exclusive and expanded partnerships with leading podcasters, including the Office Ladies, Fly On the Wall, Tenderfoot, The Moth, Amy Poehler, Glennon Doyle and Puck, and continues to be an audio partner of choice for brands, including HBO, Netflix, Amazon, the WNBA, Roc Nation and the Metropolitan Museum of Art. Audacy continues to launch exclusive digital content with numerous A-list artists and is further extending its unrivaled leadership position in sports audio, operating 40 leading local all-sports stations, the #1 Sports Podcast Network with 600+ titles and the Infinity Sports Network. Audacy is the flagship home of 37 pro teams and is the exclusive audio sales partner of Major League Baseball.

In conjunction with the completion of its restructuring, Audacy is expected to become a private company.

PJT Partners served as investment banker, Latham & Watkins LLP served as legal counsel and FTI Consulting served as financial advisor to Audacy. Greenhill & Co., LLC acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to the DIP financing lenders and the ad hoc group of first lien debtholders.

Evercore Group, LLC acted as financial advisor and Akin Gump Strauss Hauer & Feld acted as legal counsel to the ad hoc group of second-lien debtholders.

About Audacy

Audacy, Inc. is a leading scaled, multi-platform audio content and entertainment company that connects with 200 million consumers. Powered by its exclusive, premium audio content that includes unrivaled leadership positions in news and sports radio, Audacy operates one of the country’s two scaled radio broadcasting groups, a rapidly growing direct-to-consumer digital audio platform, multiple audio networks, a major event business and a leading, award-winning podcast studio and network. Learn more at www.audacyinc.com, Facebook, X, LinkedIn and Instagram.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and are subject to certain risks and uncertainties, including the Company’s ability to capitalize on its market position, further accelerate its growth, execute its transformation strategy and build on its content offering, expectation to emerge as a private company and anticipated future financial or operational results. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K, 10-Q and 10-K and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements.

CONTACT

FGS Global

AudacyMedia@FGSGlobal.com